Exhibit 25.3

POWER OF ATTORNEY

The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the “Corporation”) does hereby make, constitute and appoint the persons listed below as the Corporation’s true and lawful agent and attorney-in-fact (hereinafter referred to as the “Attorney”) to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

Name of Attorney:

Kathryn A. Cassidy	Barbara J. Gould
Peter J. Muniz	Robert L. Lewis
Leon E. Roday	Ronald Herman
Frank Ertl	Wendy E. Ormond
Ward Bobitz	Amy Fisher
Patricia Merrill	Mark F. Mylon
Michael A. Gaudino	Ricardo Silva
Nelson Gonzalez	Michael E. Pralle
Preston Abbott	Mark D. Kaplow
Barbara Lane	Kevin Korsh
Joseph E. Parsons
James Ungari
Stewart Koenigsberg
John L. Flannery

Each Attorney shall have the power and authority to do the following:

To execute and deliver any Schedule 13D, Schedule 13G or Forms 3,4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation.  The Power of Attorney conferred hereby shall not be delegable by any Attorney.  The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

Unless sooner revoked by the  Corporation, this Power of Attorney shall be governed under the laws of the State of
New York and the authority of the Attorney hereunder shall terminate on November 15, 2004.

This Power of Attorney supersedes in its entirety the Power Of Attorney granted by the Corporation on March 12, 2002 that was scheduled to expire on March 31, 2004.

IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation’s board of directors, as of the 16th day of December, 2003.

General Electric Company

(Corporate Seal)

	By:	/s/ Philip D. Ameen
Philip D. Ameen, Vice President

Attest:

/s/ Robert E. Healing
Robert E. Healing, Attesting Secretary